As filed with the Securities and Exchange Commission on July 7, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Golfsmith International Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1634897 (I.R.S. Employer Identification No.)

11000 N. IH-35 Austin, Texas	78753-3195
(Address of Principal Executive Offices)	(Zip Code)
2006 Incentive Compensation Plan
(Full Title of the Plan)

James D. Thompson
Chief Executive Officer, President and Director
11000 N. IH-35
Austin, Texas 78753-3195
(512) 837-8810
(Name, address, and telephone number, including area code, of agent for service)
Copies of communications to:

R. Scott Wood, Esq. General Counsel 11000 N. IH-35 Austin, Texas 78753-3195 Tel: (512) 821-4140 Fax: (512) 837-4829	Mark L. Mandel, Esq. White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Tel: (212) 819-8200 Fax: (212) 354-8113

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price	aggregate offering	Amount of
Title of securities to be registered	registered (1)(2)	per share	price	registration fee
Common Stock, par value $0.001 per share	278,681	$11.50 (3)	$3,204,832	$343
Common Stock, par value $0.001 per share	1,521,319	$10.00 (4)	$15,213,190	$1,628

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2006 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents the registration of shares of Common Stock of the Registrant issuable pursuant to the Registrant’s 2006 Incentive Compensation Plan.
(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon on the exercise price with respect to options issued.
(4)	Calculated solely for the purpose of determining the registration fee pursuant to Rules 457(h) and (c) on the basis of the average of the high and low prices ($10.17 and $9.82) of a share of Common Stock as quoted on the Nasdaq National Market on June 30, 2006 with respect to shares of Common Stock reserved for issuance pursuant to options to be issued in the future.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
* The documents containing the information specified in this Part I (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Golfsmith International Holdings, Inc. (the “Company”) are incorporated herein by reference:
(i)	The Company’s prospectus filed with the Commission on June 15, 2006 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s Registration Statement on Form S-1 (File No. 333-132414).

(ii)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2006.

(iii)	The Company’s Form 8-Ks filed with the Commission on March 15, 2006, April 7, 2006, June 16, 2006 and June 26, 2006.

(iii)	The description of the Company’s shares of Common Stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 000-52041) filed with the Commission on June 9, 2006.
     In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon for the Company by White & Case LLP.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursements for expenses incurred arising under the Securities Act.

     The Company’s second amended and restated certificate of incorporation includes a provision eliminating personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may be amended. However, these provisions do not eliminate or limit the liability of any of the Company’s directors or officers:
•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived improper personal benefit.
     Any amendment to or repeal of these provisions will not adversely affect any right or protection of our directors in respect of any act or failure to act occurring prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide further limitation on the personal liability of directors or officers of the Company, then the personal liability of the Company’s directors and officers will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
     Our amended and restated bylaws authorize us to indemnify the Company’s directors and officers and we must advance expenses, including attorneys’ fees, to such directors and officers in connection with legal proceedings, subject to very limited exceptions.
     The Company has entered into separate indemnification agreements with each of its directors and executive officers and have purchased directors’ and officers’ liability insurance policy to insure such directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.
Item 9. Undertakings.
     The undersigned Registrant, Golfsmith International Holdings, Inc., hereby undertakes:
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and
     (4) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act and each filing of annual reports of each of the 2006 Incentive Compensation Plan pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on July 7, 2006.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

By:	/s/ James D. Thompson

Name:	James D. Thompson
Title:	Chief Executive Officer, President and Director

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James D. Thompson, Virginia Bunte and Noel Wilens, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form S-8 (the “Registration Statement”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Charles Shaw Charles Shaw	Chairman of the Board	July 7, 2006

/s/ James D. Thompson James D. Thompson	Chief Executive Officer, President and Director (Principal Executive Officer)	July 7, 2006

/s/ Virginia Bunte Virginia Bunte	Senior Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	July 7, 2006

/s/ Roberto Buaron Roberto Buaron	Director	July 7, 2006

/s/ James Grover James Grover	Director	July 7, 2006

/s/ Noel Wilens Noel Wilens	Director	July 7, 2006

/s/ Thomas G. Hardy Thomas G. Hardy	Director	July 7, 2006

/s/ James Long James Long	Director	July 7, 2006

/s/ Lawrence Mondry Lawrence Mondry	Director	July 7, 2006

/s/ Marvin E. Lesser Marvin E. Lesser	Director	July 7, 2006

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Second Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-1 (File No. 333-132414) filed with the Commission on June 1, 2006).

4.2	Form of Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 of the Registration Statement on Form S-1 (File No. 333-132414) filed with the Commission on June 1, 2006).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-1 (File No. 333-132414) filed with the Commission on June 1, 2006).

5.1	Opinion of White & Case LLP as to the validity of the shares of Common Stock (including consent).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of White & Case LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page to this Registration Statement).

99.1	Golfsmith International Holdings, Inc. 2006 Incentive Compensation Plan (incorporated by reference to Exhibit 10.27 of the Registration Statement on Form S-1 (File No. 333-132414) filed with the Commission on June 1, 2006).